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                             Watkins-Johnson Company
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For Further Information:

    Media:                George Sard      (Sard Verbinnen & Co)   212-687-8080
                          Judy Brennan
    Investor Contact:     Frank E. Emery   (Watkins-Johnson)       650-813-2752

For release at 8:00 a.m. Eastern Time, Monday, May 3, 1999

            WATKINS-JOHNSON TO SELL SEMICONDUCTOR EQUIPMENT BUSINESS
                            TO SILICON VALLEY GROUP

    Sale Would Complete Disposition of Entire Semiconductor Equipment Group;
       Underscores Management's Commitment to Maximizing Shareholder Value

PALO ALTO, Calif. May 3, 1999 -- Watkins-Johnson (NYSE: WJ), a high technology company in wireless communications and semiconductor equipment, announced today that it has signed a definitive agreement to sell its Semiconductor Equipment Group (SEG) to Silicon Valley Group (NASDAQ: SVGI) for a total value, including retained receivables, exceeding $50 million. This value includes approximately $20 million of WJ's long-term debt to be assumed by Silicon Valley Group.

Under its agreement with Silicon Valley Group, Watkins-Johnson is selling its semiconductor equipment business associated with the atmospheric pressure chemical vapor deposition products (APCVD) and related real estate. The $20 million in debt secures the land, building and equipment in Kawasaki, Japan. The sale is expected to be completed by the end of June 1999 and is subject to satisfaction of customary closing conditions, including compliance with Hart-Scott-Rodino.

Watkins-Johnson previously sold a portion of its SEG assets - high-density plasma chemical-vapor-deposition equipment and its associated intellectual property assets - to Applied Materials (NASDAQ: AMAT). The March 29, 1999 sale generated a $9 million second-quarter 1999 gain for Watkins-Johnson.

"We are pleased with the total value for our semiconductor equipment business that we will attain with the close of this transaction," said W. Keith Kennedy, president and chief executive officer of Watkins-Johnson. "These two transactions underscore our

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Watkins-Johnson Company, page 2

commitment to maximizing value for Watkins-Johnson shareowners by pursuing the sale of Watkins-Johnson as a whole or as separate businesses."

On March 1, 1999, the Watkins-Johnson announced the Board of Director's conclusion that the best course of action for shareowners was to pursue the sale of the company. The Board based its decision on an analysis conducted by the company's investment advisor, CIBC Oppenheimer, to review all of the potential strategic alternatives to pursue its own long-term business plan. The company cautioned that there can be no assurance that the sale process will be successfully completed.

Watkins-Johnson Company specializes in two high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The company's
Semiconductor Equipment Group produces atmospheric pressure chemical vapor deposition systems for high-volume integrated-circuit manufacturing. For more information, visit http://www.wj.com.

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including the risks of failing to close the sale of SEG APCVD business, of the sale of the company's Wireless Communications Segment or its other assets, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998. Actual results may vary materially.

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